Exhibit 99.1

Edesa Biotech Announces $15.0 Million Private Placement Priced At-the-Market Under Nasdaq Rules

  Financing led by Velan Capital with participation from new and existing healthcare-focused institutional investors and insiders
  Capital raise to fund Edesa’s CXCL10 antibody program through the end of fiscal 2026

TORONTO, Feb. 13, 2025 (GLOBE NEWSWIRE) -- Edesa Biotech, Inc. (Nasdaq: EDSA) (the “Company” or “Edesa”), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, today announced that it has sold, in a private placement, an aggregate of 834 newly designated Series B-1 convertible preferred shares (“Series B-1 Preferred Shares”) and 3,468,746 common shares in a private placement priced at-the-market under the rules of the Nasdaq Stock Market. The purchase price per Preferred Share was $10,000 and the purchase price per common share was $1.92. Officers and directors of the Company purchased approximately $1.1 million of the securities sold in the offering.

The Series B-1 Preferred Shares and common shares were offered directly to the investors without a placement agent, underwriter, broker or dealer. Velan Capital led this placement, and it also included new investors Nantahala Capital, Rubric Capital Management LP, Stonepine Capital Management, Broadfin Holdings LLC, and existing Edesa shareholders and insiders. The offering closed on February 12, 2025.

Gross proceeds from the offering were approximately $15.0 million before deducting any offering-related expenses. Edesa currently expects to use the net proceeds from the offering, to fund the continued advancement of EB06, its CXCL10 monoclonal antibody, into a Phase 2 clinical study in subjects with nonsegmental vitiligo, and for working capital and general corporate purposes.

The Series B-1 Preferred Shares have a stated value of $10,000 per share. Subject to certain exceptions and adjustments for share splits, each Series B-1 Preferred Share is convertible into a number of the company’s common shares (“Conversion Shares”) calculated by dividing the sum of the stated value of the Series B-1 Shares being converted by the conversion price of $1.92. Conversions of Series B-1 Preferred Shares are subject to a beneficial ownership limitation, capping individual holders’ ownership at a maximum of 4.99% (or, at the option of the investor, 9.99%) of the outstanding common shares upon exercise.

In connection with the offering, David Liu, a Senior Analyst at Velan Capital, was appointed to Edesa’s Board of Directors, effective immediately upon closing, pursuant to an Investor Rights Agreement.

The securities described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder and have not been and will not be registered under the Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities described above were offered to "accredited investors" within the meaning of the Canadian National Instrument 45-106 - Prospectus Exemptions. The securities issued will be subject to applicable Canadian hold periods imposed under applicable securities legislation.

The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the common shares and Conversion Shares within 30 days of the closing.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The company plans to file Current Report on Form 8-K with the Securities and Exchange Commission with additional details of the offering and board appointment.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. Its clinical pipeline is focused on two therapeutic areas: Medical Dermatology and Respiratory. In Medical Dermatology, Edesa is developing EB06, an anti-CXCL10 monoclonal antibody candidate, as therapy for vitiligo, a common autoimmune disorder that causes skin to lose its color in patches. Its medical dermatology assets also include EB01 (1.0% daniluromer cream), a Phase 3-ready asset developed for use as a potential therapy for moderate-to-severe chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. The company’s most advanced Respiratory drug candidate is EB05 (paridiprubart), which is being evaluated in a U.S. government-funded platform study as a treatment for Acute Respiratory Distress Syndrome (ARDS), a life-threatening form of respiratory failure. The EB05 program has been the recipient of two funding awards from the Government of Canada to support the further development of this asset. In addition to EB05, Edesa is preparing an investigational new drug application (IND) in the United States for EB07 (paridiprubart) to conduct a future Phase 2 study in patients with pulmonary fibrosis. Sign up for news alerts. Connect with us on X and LinkedIn.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to the use of proceeds from the offering and Edesa’s expectations regarding its ability to fund its CXCL10 antibody program through the end of fiscal 2026. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: market and other conditions, those relating to the anticipated use of proceeds, the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

CONTACT:
Gary Koppenjan
Edesa Biotech, Inc.
(289) 800-9600
investors@edesabiotech.com